Filed Pursuant to Rule 433

Registration Nos. 333-208544 and 333-208544-09

**PRICING DETAILS* $1BN Nissan Auto Receivables Owner Trust (NAROT) 2018-C

Joint Leads: Mizuho (struc), BofaML, Lloyds, SMBC

Co-Managers: BNP, Scotiabank, SocGen, Wells Fargo

Anticipated Capital Structure:

CLS	AMT($MM)	WAL	M/S	E.FIN	L.FIN	BNCH	SPRD	YLD%	CPN%	$PX
A-1	200.00	0.30	P-1/A-1+	07/19	12/16/19	IntL	N/A	2.77000	2.77000	100.00000
A-2a	310.00	1.09	Aaa/AAA	08/20	10/15/21	EDSF	+15	3.090	3.07	99.99965
A-2b	50.00	1.09	Aaa/AAA	08/20	10/15/21	1mL	+17		1mL+17	100.00000
A-3	360.00	2.43	Aaa/AAA	05/22	06/15/23	IntS	+28	3.250	3.22	99.98084
A-4	80.00	3.71	Aaa/AAA	12/22	06/16/25	IntS	+35	3.301	3.27	99.97020

Transaction Details:

* Bloomberg Ticker	: NAROT 2018-C	* Offered Notes	: $1.0BN
* Registration	: SEC Registered	* ERISA eligible	: Yes
* Expected Ratings	: Moodys, S&P	* Min Denoms	: $1,000 x $1,000
* Expected Pricing	: Priced	* Expected Settle	: Dec 12, 2018
* First Pay Date	: Jan 15, 2019	* Bill and Deliver	: Mizuho

Available Materials/attached:

* Preliminary Prospectus, Ratings FWP

* Intex / CDI: (note new upsized cdi file and p/w below for $1BN deal)

-	Deal Name: mznarot18c_1bb
-	Password: 6UB7

	CUSIP		ISIN
A-1	65478NAA3	/	US65478NAA37
A-2A	65478NAB1	/	US65478NAB10
A-2B	65478NAC9	/	US65478NAC92
A-3	65478NAD7	/	US65478NAD75
A-4	65478NAE5	/	US65478NAE58

The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Mizuho will arrange to send you a prospectus at no charge if you request it by calling Mizuho Toll Free: #: 866-271-7403